Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces May Catastrophe Loss Estimate

NORTHBROOK, Ill., June 20, 2013 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of May 2013 of $323 million, pre-tax ($210 million after-tax). Catastrophe losses occurring in May comprised seven events at an estimated cost of $312 million, pre-tax, plus unfavorable reserve reestimates of prior reported catastrophe losses. Three severe weather events accounted for over 90% of the estimated loss for May events.

Allstate previously announced $216 million, pre-tax ($140 million after-tax), in estimated catastrophe losses for the month of April 2013, bringing estimated catastrophe losses for the second quarter months of April and May 2013 to $539 million, pre-tax ($350 million after-tax).

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•                  Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.

•                  The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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